Exhibit (11)
Computation of Earnings Per Share


                                                                           For the Years Ended December 31,
                                                                     1998                1997                1996
                                                                     ----                ----                ----
A. Income before cumulative effect of accounting change          $ 5,026,000         $ 3,467,000        $ 1,343,000

B. Cumulative effect of accounting change,
     net of tax benefit                                              (46,000)               --                 --
                                                                 -----------         -----------        -----------
C. Net Income applicable to common stock                         $ 4,980,000         $ 3,467,000        $ 1,343,000
                                                                 ===========         ===========        ===========

Basic Earnings Per Share:

D. Average common shares outstanding                               4,881,017           4,235,742          4,138,977
                                                                 ===========         ===========        ===========

     Primary Earnings Per Share:
         Income before cumulative effect of
         accounting change (A/D)                                 $     1.03          $      0.82        $      0.32
         Cumulative effect of accounting change,
         net of tax benefit (B/D)                                      (.01)               --                 --
                                                                 -----------         -----------        -----------
         Net income (C/D)                                        $     1.02         $       0.82        $      0.32
                                                                 ===========         ===========        ===========

Fully Diluted Earnings Per Common Share:

     Average shares outstanding                                    4,881,017           4,235,742          4,138,977

     Dilutive average common shares outstanding
          under options and warrants                                 782,892             675,912            639,415

     Exercise prices                                                 $.91 to             $.91 to            $.91 to
                                                                      $15.71              $10.32              $5.22

     Assumed proceeds on exercise                                $ 4,624,411         $ 3,224,101        $ 2,776,937

     Market value per share                                      $   16.0510         $   11.1100        $    6.0796

     Less: Treasury stock purchases with the assumed
           proceeds from exercise of options and warrants            288,107             290,198            456,763
                                                                 -----------         -----------        -----------


E. Fully diluted average common shares outstanding                 5,375,802           4,621,456          4,321,629
                                                                 ===========         ===========        ===========

     Fully Diluted Earnings Per Common Share:
         Income before cumulative effect of
         accounting change (A/E)                                 $      0.94         $      0.75        $      0.31
         Cumulative effect of accounting change,
         net of tax benefit (B/E)                                       (.01)               --                 --
                                                                 -----------         -----------        -----------
         Net income (C/E)                                        $      0.93         $      0.75        $      0.31
                                                                 ===========         ===========        ===========

                                       46